CalvettiFerguson
Advising beyond Accounting

1201 Louisiana, Ste 800
Houston, TX 77002
Office: 713.957.2300
Fax: 713.895.9393
www.calvettiferguson.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 23, 2020, with respect to the consolidated balance sheets as of December 29, 2019 and December 30, 2018, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 29, 2019, December 30, 2018 and December 31, 2017. We hereby consent to the incorporation by reference of said report in the Current Report on Form 8-k (dated March 23, 2021) of HireQuest, Inc .

s://Calvetti Ferguson
Houston, Texas
March 23, 2021